                                                                     EX-99.B(11)



CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the inclusion of our report dated December 1, 1995 on our audit of the financial statements and financial highlights of Flag Investors Emerging Growth Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 12 to the Registration Statement (File Nos. 33-21119 and 811-5320) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Emerging Growth Fund, Inc. We also consent to the reference to our Firm under the headings "General Information" and "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 19, 1996